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                                                                    Exhibit  99


Firstmerit Announces 18 Percent Increase in First Quarter 1999 Per Share
Earnings

AKRON, Ohio, April 15 -- FirstMerit Corporation (Nasdaq: FMER) today announced first quarter 1999 earnings of $37.6 million before merger-related and extraordinary charges, a 28% increase over the $29.4 million earned in the first quarter of 1998. Diluted earnings per share before these charges were $0.41 for the first quarter of 1999, a 17.6% increase over the $0.35 per share earned one year ago.

During the first quarter, charges consisted of $32.3 million related to the Signal Corp acquisition and a $5.8 million extraordinary charge for the early extinguishment of Signal debt. First quarter 1999 net income, as reported after the merger-related charges and before the extraordinary charge, was $5.3 million, or $0.06 per share. The Corporation reported a first quarter net loss of $0.5 million after the extraordinary charge. These results reflect the restatement of both quarters financial information to account for the acquisition of Signal Corp on February 12, 1999 on a pooling-of-interests basis. Additionally, the 1999 results include the earnings of CoBancorp, which merged with FirstMerit on May 22, 1998.

Adjusted to exclude merger-related and extraordinary charges, ROE for the first quarter was 16.7% compared with 15.9% the prior year first quarter. ROA, on an adjusted basis, was 1.68% compared with 1.52% the prior year.

John R. Cochran, Chairman and Chief Executive Officer, said, "We are pleased with our results this quarter, which showed solid increases in earning assets and revenues and continued improvement in the efficiency ratio. The Signal merger has been completed and we look forward to a smooth integration and to provide our new customers with the same high level of service and wide range of product choices that have become a hallmark of FirstMerit.

"FirstMerit is off to a good start in 1999. We are committed to develop additional strategies to enhance relationship banking in our local communities, to continue our strong momentum of earnings growth and to provide superior value to our shareholders," Mr. Cochran concluded.

First quarter 1999 net interest income on a fully tax-equivalent basis was $95.6 million compared to $84.0 million for the prior year period, an increase of 13.8%. This increase is primarily the result of a higher level of earning assets, much of which can be attributed to the inclusion of CoBancorp for the 1999 quarter. Average earning assets increased 13.1% quarter-over-quarter, while the net interest margin rose slightly, from 4.62% in the first quarter of 1998 to 4.65% for the 1999 first quarter.

Adjusted net revenue for the first quarter of 1999 was $128.1 million, an 11.4% gain above the first quarter 1998 level of $115.0 million. A portion of the fee increase is attributable to the contribution of CoBancorp in the 1999 quarter. Excluding gains from the sale of securities, non-interest income was $32.5 million in 1999 compared with $31.0 million for the prior year quarter, an increase of 4.8%. Income from manufactured housing and from loan sales and servicing were less than 1998's first quarter but were more than offset by the improvement in trust, credit card and other service fees. Fees as a percentage of net revenues were 25.4% in the first quarter of 1999 and 27.0% for the 1998 period.

Excluding the $33.6 million charge relating to the Signal Corp merger, non-interest expense totaled $71.8 million for the 1999 quarter compared with $66.8 million for the 1998 first quarter period, an increase of 7.4%. As mentioned previously, a portion of the increase is attributable to the inclusion of CoBancorp in the first quarter of 1999. On an adjusted basis, first quarter efficiency ratios were 53.9% in 1999 and 58.1% in 1998.




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Quarter-end assets for 1999 were $9.2 billion, an increase of 15.0% above the
$8.0 billion reported for the 1998 quarter. Earning assets at March 31, 1999 were $8.4 billion compared with $7.5 billion for the 1998 quarter, a gain of 12.7%. At period end, total loans, net of unearned interest, were $6.6 billion, up 15.5% from March 31, 1998. Commercial loans continue to outpace overall portfolio growth, up 27.0 % above the prior year, while mortgage loans, down 9.6 % from year earlier levels, continue to be securitized and sold as gains are recognized and proceeds reinvested in higher-yielding commercial and installment loans.

The provision for loan losses of $16.4 million in the first quarter of 1999 includes a merger-related increase of $10.2 million, compared with $6.2 million in the first quarter of 1998. Net charge-offs as a percentage of average loans outstanding were 0.72% for first quarter 1999 and the allowance as a percentage of outstanding loans was 1.54% compared with 1.23% at the end of the prior year quarter.

Total deposits grew 11.4%, ending the period at $6.7 billion compared to $6.0 billion for the prior year quarter. Certificates and other time deposits declined 6.2%, but were strongly offset by 33.7% growth in aggregate demand deposits and savings accounts. Deposits as a funding source remained unchanged at approximately 80% of earning assets for both periods.

Shareholders' equity ended the quarter at $886.2 million, an increase of 20.9%, or $153.1 million, above the prior year level of $733.1 million. Of this $153 million increase, $128 million was derived from the reissuance of treasury stock and $49 million from proceeds of a secondary offering, both in connection with the acquisitions of CoBancorp, Security First and Signal Corp. Dividends paid were $16.5 million in the quarter and common shares outstanding totaled 91 million at March 31, 1999.

FirstMerit Corporation (Nasdaq: FMER) is a financial services company headquartered in Akron, Ohio with assets of $9.1 billion as of March 31, 1999. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation. With 177 banking offices in 22 Ohio and Western Pennsylvania counties, FirstMerit has had three consecutive years of record earnings and growth.

                                    Unaudited

                             FIRSTMERIT CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                  (Dollars in thousands, except per share data)

================================================================================

                                                          Merger &       Adjusted                               Merger &    Adjusted
                                               1999      Conforming        1999          1998      Year-end    Conforming   Year-end
                                             1st Qtr     Expenses       1st Qtr       1st Qtr        1998      Expenses      1998
                                            ----------------------------------------------------------------------------------------

EARNINGS
=======================================

Net interest income (fully tax-equivalent)    $95,621                     95,621        83,997      359,673                 359,673
Provision for loan losses                      16,398      (10,200)        6,198         6,164       40,921                  40,921
Other income                                   38,049                                   32,581      140,148                 140,148
Other expenses                                105,416      (33,622)       71,794        66,849      345,029                 345,029
Fully tax-equivalent adjustment                 1,174                      1,174           717        3,492                   3,492
Income before extraordinary charge              5,343      (32,264)       37,607        29,373
Extraordinary charge, net of tax               (5,847)                    (5,847)
Net income (loss)                                (504)     (32,264)       31,760        29,373       72,517      21,297      93,814

Income before extraord. charge per share        $0.06        (0.35)         0.41          0.35
Extraordinary charge per share                  (0.06)        0.00         (0.06)         0.00
Net income per share - diluted                  $0.00        (0.35)         0.35          0.35         0.82        0.24        1.06

PERFORMANCE RATIOS
=======================================

Return on average assets ***                     0.24%       -1.44%         1.68%         1.52%        0.85%       0.25%       1.10%
Return on average equity ***                     2.37%      -14.33%        16.70%        15.90%        8.61%       2.53%      11.14%
Net interest margin - fully tax-equivalent       4.65%                      4.65%         4.62%        4.56%                   4.56%
Efficiency ratio *                              80.16%      -26.24%        53.92%        57.03%       68.17%      -4.62%      63.55%
Full time equivalent employees **               3,468                                                 2,665

MARKET DATA
=======================================

Book value per common share                     $9.72        (0.35)        10.08          8.05         9.97       (0.24)      10.21
Market value per common share                   25.75                      25.75         33.56        26.88
Market as a percentage of book                    265%                       256%          417%         270%
Cash dividends per common share                 $0.18                       0.18          0.16         0.66                    0.66
Common stock dividend payout ratio                 --                      51.43%        45.71%       80.62%                  62.22%
Average basic common shares outstanding        91,007       91,007        91,007        83,383       86,377                  86,377
Average diluted common shares outstanding      92,597       92,597        92,597        85,209       87,984      87,984      87,984
Period end common shares outstanding           91,081       91,081        91,081        79,185       89,995      89,995      89,995
Common stock market capitalization          2,345,324                                2,657,461    2,418,609

ASSET QUALITY ****
=======================================

Gross charge-offs                             $15,090                                    6,017       32,934
Net charge-offs                                11,501                                    3,272       20,723
Allowance for loan losses                     102,359                                   61,228       96,149
Nonperforming assets (NPA)                     17,969                                   20,188       23,213
Net charge-off ratio                             0.72%                                    0.30%        0.34%
Allowance/loans                                  1.54%                                    1.23%        1.50%
NPA to loans + other real estate                 0.28%                                    0.45%        0.36%
Allowance to nonperforming assets              569.64%                                  303.29%      414.20%

CAPITAL & LIQUIDITY
=======================================

Average equity to assets                        10.08%                     10.43%         9.55%        9.88%
Average equity to loans                         14.02%                     14.52%        13.05%       13.73%
Average loans to deposits                       96.99%                     96.99%        95.68%       94.99%
Primary capital to assets                       10.77%                     10.01%         9.96%       11.11%

AVERAGE BALANCES
=======================================

Assets                                     $9,064,297                  9,064,297     7,847,176    8,520,575
Deposits                                    6,715,679                  6,715,679     5,998,937    6,455,209
Loans                                       6,513,576                  6,513,576     5,739,783    6,131,665
Earning assets                              8,337,976                  8,337,976     7,374,258    7,892,086
Shareholders' equity                          913,448      (32,264)      945,712       749,206      841,865

ENDING BALANCES
=======================================

Assets                                     $9,175,178                  9,175,178     7,977,108    9,026,024
Deposits                                    6,718,556                  6,718,556     6,028,327    6,845,978
Loans                                       6,646,038                  6,646,038     5,755,934    6,398,445
Intangible assets                             166,529                    166,529        49,170
Earning assets                              8,435,542                  8,435,542     7,485,377    8,308,450
Shareholders' equity                          886,230      (32,264)      918,494       733,113      906,656     (21,297)    927,953



Note: The merger and conforming expenses shown for 1998 ($21.3 million) also include an $8.4 million loss from the sale of a former Signal subsidiary.
* - Excludes unusual charges.
** - 1st Qtr 1999 number includes full-time equivalent employees (FTEs) after the 1998 and 1999 mergers of CoBancorp, Security First and Signal. FTEs shown at year-end 1998 exclude Signal employees hired by FMER and year-end 1997 FTEs exclude FTEs hired through merger activity.
*** - Ratios shown are based on income before the extraordinary charge.
**** - 1st Qtr 1998 asset quality information does not include Signal results.